AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 30, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

DECORIZE, INC.

Common Stock, $0.001 Par Value

Commission File Number – 001-31260

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(c)

Section 1003(f)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from listing, a company that fails or refuses to pay, when due, any applicable listing fees established by the Exchange.

2.

The Common Stock of Decorize, Inc. (the “Company” or “Decorize”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net (losses) as follows:

Fiscal years ended

June 30,

Net (Loss)

2006

($2,241,738)

2005

($2,618,868)

2004

($4,446,939)

2003

($1,152,405)

Six months ended December 31,                           Net (Loss)

2006                                                 ($260,218)

(b)

In its Form 10-Q for the period ended December 31, 2006 the Company reported a shareholders’ deficit of $136,910.

(c)

The Company has an outstanding balance payable to the Exchange, related to listing fees, of $24,500.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On October 3, 2005 the Company was notified by the Amex that following a review of the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2005, Decorize was not in compliance Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years. The Company was given the opportunity to submit a plan by November 2, 2005 outlining its plan to regain compliance with the Amex continued listing standards within a maximum of 18 months.

(b)

The Company submitted its plan to regain compliance on October 31, 2005 (the “Plan”). On December 16, 2005, the Exchange notified Decorize that it accepted the Plan and granted the Company an extension until March 29, 2007 to regain compliance with the continued listing standards (the “Plan Period”).  The Company was further advised that Staff would initiate delisting proceedings if the Company was not in compliance with the continued listing standards by the end of the Plan Period.

(c)

At the end of the Plan Period, March 29, 2007, Staff determined that the Company failed to regain compliance with Section 1003(a)(i) of the Company Guide and that it has fallen out of compliance with certain additional continued listing standards.  Therefore, the Company’s securities were subject to immediate delisting proceedings.  This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated April 12, 2007.

(d)

The Company did not appeal Staff’s determination within the requisite time period.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Stephen R. Crowder President and Chief Executive Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC